EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of TSS, Inc. of our report dated March 28, 2024, relating to the consolidated financial statements which appear in TSS, Inc.’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022 filed on March 28, 2024.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

January 6, 2025